                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                        METROPOLITAN HEALTH NETWORKS INC.
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                    ----------------------------------------
                         (Title of Class of Securities)

                                   592142 10 3
                                 --------------
                                 (CUSIP Number)

                                OCTOBER 28, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [X]      Rule 13d-1(b)
                  [ ]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)








                                NOEL J. GUILLAMA
                             460-G BUSINESS PARKWAY
                           ROYAL PALM BEACH, FL 33411
                                 (561) 547-5293



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CUSIP NO. 592142 10 3                  13D      PAGE    1     OF    6    PAGES
         ---------------------                       --------    --------

  (1)     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Noel J. Guillama
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ X ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,021,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,021,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,021,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.84%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------


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CUSIP NO. 592142 10 3                  13D      PAGE    2     OF    6    PAGES
         ---------------------                       --------    --------

  (1)     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Guillama Family Holdings Inc.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ X ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    265,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   265,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          265,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.78%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------


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CUSIP NO. 592142 10 3                  13D      PAGE    3     OF    6    PAGES
         ---------------------                       --------    --------

  (1)     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Beacon Consulting Group Inc.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ X ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    62,666
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   62,666
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          62,666
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.42%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------


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CUSIP NO. 592142 10 3                  13D      PAGE    4     OF    6    PAGES
         ---------------------                       --------    --------

  (1)     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Noel J. Guillama, Custodian for Jahziel M. Guillama UGMA/FL
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ X ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    142,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   142,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          142,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.95%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------

CUSIP NO. 592142 10 3                  13D      PAGE    5     OF    6    PAGES
         ---------------------                       --------    --------


Item 1. ISSUER.

         This statement relates to Metropolitan Health Networks Inc., a Florida corporation (the "Issuer"), which has its principal executive office at 500 South Australian Avenue #1000, West Palm Beach, Florida 33401.

Item 2. FILER; SECURITIES.

         This statement is filed jointly by: Noel J. Guillama, a U.S. citizen, individually and as custodian for Jahziel M. Guillama UGMA/FL; Guillama Family Holdings Inc., a Florida corporation; and Beacon Consulting Group Inc., a Florida corporation.

         The address for the Reporting Persons is 460-G Business Parkway, Royal Palm Beach, Florida 33411.

         This statement relates to shares of the common stock, $0.001 par value, of the Issuer, CUSIP No. 592142 10 3.

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B)(2), CHECK, WHETHER THE PERSON FILING IS A:

(j)     [X] Group, in accordance with Rule 13-d-1(b)(1)(ii)(J)

Item 4. OWNERSHIP.

(a)      Amount beneficially owned: 1,490,000
(b)      Percent of Class: 9.9%
(c)      Number of shares as to which the Reporting Persons have:
         (i)   Sole power to vote or to direct the vote: 1,490,000
         (ii)  Shared power to vote or to direct the vote: 0
         (iii) Sole power to dispose or to direct the disposition of: 1,490,000
         (iv)  Shared power to dispose or to direct the disposition of:       0

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. NA

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. NA

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON. NA

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

(a) Noel J. Guillama and Noel J. Guillama, Custodian for Jahziel M. Guillama UGMA/FL: an individual



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CUSIP NO. 592142 10 3                  13D      PAGE    6     OF    6    PAGES
         ---------------------                       --------    --------


(b) Guillama Family Holdings Inc.: a Florida corporation none of the shares of which have yet been issued (c) Beacon Consulting Group Inc.: a Florida corporation none of the shares of which have yet been issued

Item 9. NOTICE OF DISSOLUTION OF GROUP. NA

Item 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated: May 12, 2000


                                    /s/ Noel J. Guillama
                                    -------------------------------------------
                                    Noel J. Guillama, individually and
                                    on behalf of Guillama Family Holdings Inc.
                                    and Beacon Consulting Group Inc. and as
                                    Custodian for Jahziel M. Guillama UGMA/FL.